Exhibit 99.2

True Nature Holding, Inc. Expands Board, Adding Experienced Public Equities and Health Care Executive as Chairman

Atlanta, GA - (NewMediaWire) - December 04, 2018 - True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") announces the appointment of Mr. Ronald Riewold as Chairman of its Board of Directors.

Mr. Riewold, 71, contributes extensive senior leadership experience in managing, operating, and growing both public and private companies. Mr. Riewold has been a top executive of six companies since 1978, including three in the health care and technology sectors.

“The Company is entering a phase of rapid growth and we need a team that can execute on day one. Ron has both NASDAQ and AMEX company senior management experience, which is key as we position TNTY for an uplist. In health care, he knows at the field-level what the market needs and how to effectively communicate our vision. He is a perfect fit for where we are and more importantly where we want to go,” said True Nature’s President, Jim Crone. “We’ve made it a priority to bring together a team of very accomplished and experienced professionals. We will be making further announcements shortly and expect to have a full slate of well-qualified directors on our Board. We also have an Advisory Board and will continue to add subject matter expertise to assist the Company through these appointments.”

Mr. Riewold brings over 35-years of experience as a corporate and entrepreneurial leader in the finance, technology, and health care markets. He has served as Vice President of Corporate Development, COO, President, CEO of organizations including Heart Labs of America, Cyber Care, Pain Care Holdings, and Averlent Corporation – a recently formed group focused on telehealth solutions at the local level.

Mr. Riewold commented, “In my view, the public-company platform that TNTY provides could accelerate the growth of early development organizations that need access to capital relatively quickly. We have a team looking for acquisition opportunities to fuel the growth of TNTY working with developing companies in the health care information technology market space. I’m looking forward to collaborating with the management team to help ensure continued success.”

Mr. Riewold earned a bachelor’s degree from Florida State University in 1970, and a Master of Business Administration from Temple University, 1979.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX™ to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.